Quest Diagnostics and Quest Diagnostics Foundation Launch Initiative to Reduce Health Disparities in Underserved Communities

Quest to dedicate more than $100 million to expand access to testing, partner to help those hit hardest by COVID-19 and fund Foundation initiatives

SECAUCUS, N.J., Aug. 24, 2020 /PRNewswire/ -- Quest Diagnostics Incorporated (NYSE: DGX), the world's leading provider of diagnostic information services, and the Quest Diagnostics Foundation, today announced a wide-ranging initiative to address and reduce health disparities in underserved communities, including those impacted by COVID-19. The multi-year initiative will provide a combination of donated testing services, education programs, partnerships, and financial support.
“Through our role providing testing to the nation, Quest has seen how underserved populations have been disproportionately impacted by COVID-19 with tragic consequences. This major initiative is designed to address health disparities in the communities hardest hit by the pandemic,” said Steve Rusckowski, Chairman, President and CEO of Quest Diagnostics. “This values-based commitment builds on existing work we have done with Federally Qualified Health Centers (FQHCs) and others. Quest plans to donate testing services and fund a range of initiatives estimated to total more than $100 million aimed at improving access to testing and awareness of the value of diagnostic insights, which are the basic building blocks needed to build healthier communities.”
The initiative will focus on serving people of color, elderly and homeless populations in locations throughout the U.S. The company and the Quest Foundation will partner with FQHCs, long term care facilities, schools and universities, community organizations and others to find new ways to address health disparities.
The initiative aims to:

•	Close gaps in COVID-19 testing availability

•	Address key social determinants of health that, in the past, have limited access to testing and better health in some communities

•	Enable long-term impact in communities

•	Drive awareness and education on the importance of appropriate diagnostic testing for health and wellness

“Everyone at Quest has been working so hard through the pandemic to serve patients, and all 47,000 of us want to ensure that every patient has access to the diagnostic insights they need to empower better health,” said Mr. Rusckowski. “Quest is fortunate to be able to commit to this initiative at this difficult time to help those most in need.”
More details on this initiative, as well as how to engage with the company and the Foundation, will be available soon on the company’s website. Inquiries on the initiative can be sent to CommunityHealthInitiative@questdiagnostics.com.
About Quest Diagnostics
Quest Diagnostics empowers people to take action to improve health outcomes. Derived from the world's largest database of clinical lab results, our diagnostic insights reveal new avenues to identify and treat disease, inspire healthy behaviors and improve health care management. Quest annually serves one in three adult Americans and half the physicians and hospitals in the United States, and our 47,000 employees understand that, in the right hands and with the right context, our diagnostic insights can inspire actions that transform lives. www.QuestDiagnostics.com.
About COVID-19 Testing by Quest Diagnostics
Quest Diagnostics is at the forefront of response to the COVID-19 pandemic, working to broaden access to laboratory insights to help us all lead healthier lives. We provide both molecular diagnostic and antibody serology tests to aiding the diagnosis of COVID-19 and immune response. Our COVID-19 test services are based on tests that have received or are expected to receive FDA emergency use authorization and which also meet our high standards for quality. We provide data on COVID-19 testing to various federal and state public health authorities, including the Centers for Disease Control and Prevention, and participate in studies with government and private institutions, aiding COVID-19 public health response and research. Through our team of dedicated phlebotomists, couriers, air fleet team, and laboratory professionals, Quest Diagnostics won't stop until quality testing is broadly available to patients and communities across the United States.
For more information about the latest developments with our COVID-19 testing, visit: newsroom.questdiagnostics.com/COVIDTestingUpdates.
About The Quest Diagnostics Foundation
The Quest Diagnostics Foundation was established in 2001. Its purposes include promoting the benefits of healthcare and wellness and the prevention, early detection, monitoring and treatment of disease, and educating the general public and healthcare professionals regarding healthcare issues.

SOURCE Quest Diagnostics

For further information: Denny Moynihan, Quest Diagnostics (Media): 973-520-2800, or Shawn Bevec, Quest Diagnostics (Investors): 973-520-2900